Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-188918

Issuer Free Writing Prospectus, dated August 8, 2013

Boston Scientific Corporation

$1,050,000,000

Senior Notes Offering

Terms and Conditions — 5 and 10 Year Fixed Rate Notes

	5-Year	10-Year
Issuer	Boston Scientific Corporation	Boston Scientific Corporation
Note Type	Senior Notes	Senior Notes
Form of Offering	SEC Registered	SEC Registered
Ratings (1)	Baa3 Moody’s BBB- S&P BBB- Fitch	Baa3 Moody’s BBB- S&P BBB- Fitch
Principal Amount	$600,000,000	$450,000,000
Trade Date	August 8, 2013	August 8, 2013
Settlement Date (T+3)	August 13, 2013	August 13, 2013
Maturity Date	October 1, 2018	October 1, 2023
Coupon	2.650% per annum	4.125% per annum
Yield to Maturity	2.659% per annum	4.132% per annum
Price to Public	99.954%	99.936%
Spread to Benchmark Treasury	Plus 130 basis points	Plus 155 basis points
Benchmark Treasury	1.375% UST due July 31, 2018	1.750% UST due May 15, 2023
Benchmark Treasury Yield	1.359%	2.582%
Interest Payment Dates	Semi-annually on April 1 and October 1	Semi-annually on April 1 and October 1
First Interest Payment Date	April 1, 2014	April 1, 2014
Optional Redemption	Plus 20 basis points	Plus 25 basis points
Optional Par Call	N/A	Commencing on July 1, 2023 at 100%
Day Count Basis	30/360	30/360
Minimum Denominations	US $2,000 and integral multiples of US $1,000 in excess of such amount	US $2,000 and integral multiples of US $1,000 in excess of such amount
CUSIP / ISIN	101137 AM9/US101137AM97	101137 AN7/US101137AN70
Joint Bookrunners

Barclays Capital Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

UBS Securities LLC

Barclays Capital Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

UBS Securities LLC

Co-Managers

SMBC Nikko Securities America, Inc.

Banca IMI S.p.A.

DNB Markets, Inc.

HSBC Securities (USA) Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

US Bancorp Investments, Inc.

Wells Fargo Securities, LLC

SMBC Nikko Securities America, Inc.

Banca IMI S.p.A.

DNB Markets, Inc.

HSBC Securities (USA) Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

US Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Notes:

(1)                     A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. TOLL-FREE AT (888) 603-5847, J.P. MORGAN SECURITIES LLC COLLECT AT (212) 834-4533 OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE AT (800) 294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.